DELAWARE GROUP EQUITY FUNDS IV

Registration No. 811-04413
FORM N-SAR
Annual Period Ended September 30, 2012

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77O:  Transactions effected pursuant to Rule 10f-3

One (1) transaction for the annual period ended September 30, 2012 effected pursuant to Rule 10f-3, attached as Exhibit.

SUB-ITEM 77Q.1: Exhibits

Exhibit Reference

77.Q.1(e).1 Investment Management Agreement (January 4, 2010) by and between Delaware Group Equity Funds IV and Delaware Management Company, a series of Delaware Management Business Trust, attached as Exhibit.

77.Q.1(e).2 Amendment No. 1 to Exhibit A of the Investment Management Agreement (January 4, 2010) between Delaware Group Equity Funds IV and Delaware Management Company, a series of Delaware Management Business Trust, dated September 28, 2012, attached as Exhibit.

WS: MFG_Philadelphia: 865862: v1

WS: MFG_Philadelphia: 865862: v1